INVESTOR CONTACTS:	MEDIA CONTACT:
Todd Fromer / Garth Russell	Barry Stagg
KCSA Strategic Communications	4Kids Entertainment
(212) 896-1215 / (212) 896-1250	(646) 822-4257
tfromer@kcsa.com / grussell@kcsa.com	bstagg@4kidsent.com

4Kids Entertainment Reports 2009 Second Quarter

Results

NEW YORK, August 10, 2009 – 4Kids Entertainment, Inc. (NYSE: KDE), the global children’s entertainment and merchandise licensing company, today announced financial results for the second quarter ended June 30, 2009.

Net revenues for the three months ended June 30, 2009 totaled $4.4 million, compared to $16.5 million for the same period in 2008. The Company’s net loss attributable to 4Kids Entertainment for the three months ended June 30, 2009 was $(13.8) million, or $(1.04) per diluted share, as compared to a net loss of $(5.5) million, or $(0.42) per diluted share, for the same period in 2008.  The Company’s results reflect the adoption of SFAS No. 160 requiring losses attributable to non-controlling interests of the Company to be excluded in their entirety from the computation of the Company’s net losses beginning in 2009.

For the six months ended June 30, 2009, net revenues totaled $14.6 million, compared to $31.6 million for the same period in 2008. The Company’s net loss attributable to 4Kids Entertainment for the six months ended June 30, 2009 was $(15.8) million, or $(1.18) per diluted share, as compared to a net loss of $(11.9) million, or $(0.91) per diluted share, for the same period in 2008.

“Our second-quarter results were negatively impacted by a number of factors,” stated Alfred R. Kahn, Chairman and Chief Executive Officer, 4Kids Entertainment. First, the Company realized a non-recurring loss of $(7.25) million or $(0.55) per diluted share on the sale of one of its auction rate securities. Second, Chaotic trading card sales contributed no revenue in the second quarter. Although we shipped $2.6 million of Chaotic trading card sales in the second quarter, we were unable to recognize the majority of those sales as second quarter revenue as we would have in past quarters. Rather "pay on scan" sales are recorded as revenue when the cards are purchased by the consumer not when the cards are shipped to the distributor. We, therefore, expect to record revenue on these sales later in the year," said Kahn.

"While we are disappointed in the results for this quarter, I am pleased to report that sales of Chaotic trading cards in the US have steadily increased since the debut of the Chaotic television series on Cartoon Network in June. Over the past eight weeks, Chaotic trading card sales in the US have more than doubled. We are also receiving orders from “pay on scan” distributors who are seeking to restock lean inventories. We look forward to Chaotic trading card sales making a substantial contribution to 4Kids revenue in the second half of the year," commented Kahn.

"As we announced on August 5, the Board of Directors has retained Montgomery & Co. to evaluate its strategic alternatives. The Company remains committed to taking the necessary steps to build shareholder value," concluded Kahn.

About 4Kids Entertainment, Inc.

With U.S. headquarters in New York City, regional offices for its trading card business in San Diego, California and international offices in London, 4Kids Entertainment, Inc. (NYSE: KDE) is a global organization devoted to the creation, development, production, broadcasting, distribution, licensing and manufacturing of children’s entertainment products.

Through its subsidiaries, 4Kids produces animated television series and films, distributes 4Kids’ produced or licensed animated television series for the domestic and international television and home video markets, licenses merchandising rights worldwide to 4Kids’ owned or represented properties, operates Websites to support 4Kids’ owned or represented properties, and produces and markets collectible trading card games. Additionally, the Company programs and sells the national advertising time in “TheCW4Kids” five-hour Saturday morning block on The CW television network.

Additional information is available on the www.4KidsEntertainment.com corporate Website and at the www.4Kids.tv game station site.

The information contained in this press release, other than historical information, consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors beyond the Company's control, including general economic conditions, consumer spending levels, competition from toy companies, motion picture studios and other licensing companies, the uncertainty of public response to the Company's properties and other factors could cause actual results to differ materially from the Company's expectations.

(Financial tables below)

4KIDS ENTERTAINMENT, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

JUNE 30, 2009 and DECEMBER 31, 2008

(In thousands of dollars, except share data)

ASSETS:	June 30, 2009	December 31, 2008
Current assets:	(Unaudited)
Cash and cash equivalents	$6,971	$13,503
Accounts receivable - net	11,999	22,818
Inventories - net	5,410	4,241
Prepaid income taxes	87	137
Prepaid expenses and other current assets	3,163	1,876
Deferred income taxes	142	127
Total current assets	27,772	42,702

Property and equipment - net	3,746	4,287
Long term investments	13,773	21,617
Accounts receivable - noncurrent, net	195	655
Film and television costs - net	17,586	16,661
Other assets - net (includes related party amounts of $7,625 and $6,638, respectively)	17,403	14,652
Total assets	$80,475	$100,574

LIABILITIES AND EQUITY:
Current liabilities:
Due to licensors	$4,479	$5,651
Accounts payable and accrued expenses	14,190	16,202
Deferred revenue	2,042	3,270
Total current liabilities	20,711	25,123

Deferred rent	375	460
Total liabilities	21,086	25,583

Commitments and contingencies
4Kids Entertainment, Inc. shareholders’ equity
Preferred stock, $.01 par value - authorized, 3,000,000 shares; none issued	—	—
Common stock, $.01 par value - authorized, 40,000,000 shares; issued, 15,411,099 and 15,246,579 shares; outstanding 13,352,053 and 13,227,019 shares in 2009 and 2008, respectively	154	152
Additional paid-in capital	66,991	65,107
Accumulated other comprehensive loss	(14,589)	(17,396)
Retained earnings	47,714	63,504
	100,270	111,367
Less cost of 2,059,046 and 2,019,560 treasury shares in 2009 and 2008, respectively	36,434	36,376
Total shareholders’ equity of 4Kids Entertainment, Inc.	63,836	74,991
Noncontrolling interests	(4,447)	—
Total equity	59,389	74,991
Total liabilities and equity	$80,475	$100,574

4KIDS ENTERTAINMENT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

THREE AND SIX MONTHS ENDED JUNE 30, 2009 AND 2008

(In thousands of dollars, except share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Net revenues:
Service revenue	$4,586	$11,475	$14,341	$24,086
Product revenue	(185)	5,065	252	7,493
Total net revenues	4,401	16,540	14,593	31,579

Costs and expenses:
Selling, general and administrative	10,942	13,347	22,741	25,955
Production service costs	929	1,990	2,021	3,535
Cost of sales of trading cards	762	1,897	1,264	2,913
Amortization of television and film costs	1,066	1,697	2,257	3,405
Amortization of 4Kids TV broadcast fee	—	3,906	—	9,109
Total costs and expenses	13,699	22,837	28,283	44,917

Loss from operations	(9,298)	(6,297)	(13,690)	(13,338)

Interest income	346	737	747	1,407
Impairment on investment securities	(9)	—	(98)	—
Loss on sale of investment securities	(7,250)	—	(7,250)	—
Total other (expense) income	(6,913)	737	(6,601)	1,407

Loss before income taxes	(16,211)	(5,560)	(20,291)	(11,931)

Benefit from income taxes	—	28	—	—

Net loss	(16,211)	(5,532)	(20,291)	(11,931)

Net loss attributable to noncontrolling interests	2,461	—	4,501	—

Net loss attributable to 4Kids Entertainment, Inc.	$(13,750)	$(5,532)	$(15,790)	$(11,931)

Per share amounts:

Basic loss per share attributable to 4Kids Entertainment Inc. common shareholders	$(1.04)	$(0.42)	$(1.19)	$(0.91)

Diluted loss per share attributable to 4Kids Entertainment Inc. common shareholders	$(1.04)	$(0.42)	$(1.19)	$(0.91)

Weighted average common shares
outstanding - basic	13,279,733	13,119,718	13,253,522	13,172,738

Weighted average common shares
outstanding - diluted	13,279,733	13,119,718	13,253,522	13,172,738

# # #